UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2014 (August 21, 2014)

China Commercial Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1688, Yunli Road, Tongli

Wujiang, Jiangsu Province

People’s Republic of China

 (Address of Principal Executive Offices)

 (86-0512) 6396-0022

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2014, Mr. Huichun Qin notified China Commercial Credit, Inc. (the “Company”) of his resignation from the board of directors of the Company (the “Board”) and as the Chief Executive Officer of the Company effective immediately.

Simultaneously with above resignations, Mr. Huichun Qin also resigned from all positions he held with the Company’s subsidiaries and affiliated entities, including from the board of directors and as Chief Executive Officer and General Manager of Wujiang Luxiang Microcredit Co. Ltd. (“Wujiang Luxiang”), from the board of directors and as General Manager of Wujiang Luxiang Information Technology Consulting Co. Ltd. (“WFOE”) and from the board of directors and as Chief Executive Officer of Pride Financial Leasing (Suzhou) Co. Ltd. (“PFL”). Both WFOE and PFL are indirectly owned subsidiaries of the Company and WFOE controls Wujiang Luxiang and PFL through a series of contractual arrangements.

Effective August 21, 2014, the Board appointed Mr. Long Yi, the Company’s Chief Financial Officer to serve as the interim Chief Executive Officer while the Company actively searches for a permanent Chief Executive Officer as well replacements for the other vacancies created by Mr. Qin’s resignation.

Effective August 21, 2014, the Board appointed Mr. Xinhua Sun as a director and the Chief Executive Officer and General Manager of Wujiang Luxiang.

The biographical information of Mr. Xinhua Sun is set forth below.

Mr. Sun was the President of Zhenze Branch of Wujiang Rural Commercial Bank from 2004 to June 2014. He has over thirty years of experience with microcredit lending and guarantee businesses in the Wujiang area. Mr. Sun received an associate degree in accounting from the University of Geosciences in China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA COMMERCIAL CREDIT, INC.

Date: August 22, 2014	By:	/s/ Long Yi
	Name:	Long Yi
	Title:	Chief Financial Officer